UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

MESA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-11740 (Commission File Number)	84-0872291 (I.R.S. Employer Identification No.)

12100 West Sixth Avenue, Lakewood, Colorado (Address of principal executive offices)	80228 (Zip Code)

Registrant’s telephone number, including area code: 303-987-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, no par value	MLAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 7.01 REGULATION FD DISCLOSURE.

Mesa Laboratories, Inc. (“Mesa” or the “Company”) is filing this report to disclose a significant reduction in anticipated sales from a customer that is expected to have an adverse impact on the financial results of the Company.

Mesa has received notice that Sema4 Holdings Corp. (“Sema4”), a customer of its Clinical Genomics Division, is exiting the reproductive health screening business. Sema4 used Mesa’s product as one input to an expanded carrier screening panel that was unique to Sema4 as a customer. Mesa has no other material revenues for expanded carrier screening with other customers. On November 16, 2022, Sema4 informed Mesa that it intends to significantly reduce the quantity of consumables orders it will place beginning in the third quarter of Mesa’s fiscal year ending March 31, 2023.

Excluding COVID-19 related revenues, the Clinical Genomics division reported revenues of approximately $64.5 million during the first 12 months of Mesa’s ownership. Without the revenues from Sema4, the Clinical Genomics division would have reported ex-COVID-19 revenues of approximately $56.3 million for that 12-month period.  Sema4 primarily purchased consumable products, which generate a significantly higher gross profit percentage than the overall Clinical Genomics business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: November 21, 2022		Mesa Laboratories, Inc.
(Registrant)

	BY:	/s/ Gary M. Owens
Gary M. Owens
President and Chief Executive Officer